Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form S-1 of our report dated May 29, 2026, relating to the financial statements of Long Table Growth Corp. as of December 31, 2025 and for the period from November 25, 2025 (inception) through December 31, 2025 (which includes an explanatory paragraph relating to Long Table Growth Corp.’s ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
May 29, 2026